EXECUTION VERSION

Agreement and Plan of Reorganization

THIS AGREEMENT AND PLAN OF REORGANIZATION dated as of October 5, 2021 (the “Agreement”), is by and among the Target Company, as defined below, on behalf of each of its series that is a Target Fund, as defined below, each Acquiring Company, as defined below, on behalf of each of its series that is an Acquiring Fund, as defined below, and, for purposes of paragraphs 6.8, 10.2, 12.2 and 15 of this Agreement only, BMO Asset Management Corp. (“BMO AM”), the investment adviser of each Target Fund and Bank of Montreal (“BMO Parent” and, together with BMO AM, “BMO”), and for purposes of paragraphs 10.2, 12.2 and 15 of this Agreement only, Columbia Management Investment Advisers, LLC (“Columbia Threadneedle”), the investment adviser to each Acquiring Fund.

Each reorganization contemplated by this Agreement consists of the transfer of all assets attributable to each class of a Target Fund’s shares in exchange for Acquisition Shares, as defined below, of the corresponding class of shares of the corresponding Acquiring Fund, and the Acquiring Fund’s assumption of all Obligations, as defined below, of the Target Fund and the distribution of each class of Acquisition Shares received by the Target Fund to the Target Fund shareholders of the corresponding class (or corresponding classes) in liquidation of the Target Fund, all upon the terms and conditions set forth in this Agreement.

This Agreement is to be treated as if each reorganization between a Target Fund and its corresponding Acquiring Fund is the subject of a separate agreement. Each Target Fund and the Target Company acting on behalf of the Target Fund, and each Acquiring Fund and its respective Acquiring Company acting on behalf of the Acquiring Fund, is acting separately from all of the other parties and their series, and not jointly or jointly and severally with any other party.

This Agreement is adopted as a plan of reorganization and liquidation within the meaning of Section 361(a) and Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and any successor provision.

The parties therefore agree as follows:

1.	DEFINITIONS.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Acquiring Company” means each entity listed in the column entitled “Acquiring Company” on Exhibit A.

“Acquiring Fund” means each series of an Acquiring Company listed in the column entitled “Acquiring Fund” on Exhibit A.

“Acquiring Fund Prospectus” means, collectively, the prospectus(es) and statement(s) of additional information of an Acquiring Fund, as amended or supplemented from time to time.

“Acquisition Shares” means each class of shares of beneficial interest of an Acquiring Fund to be issued to the corresponding Target Fund in a reorganization under this Agreement.

“BMO” has the meaning set forth in the first recital above.

“BMO AM” has the meaning set forth in the first recital above.

“BMO Parent” has the meaning set forth in the first recital above.

“Closing” means the time at which the transaction contemplated by paragraph 2.1 is consummated.

“Closing Date” means the date on which the Closing occurs.

“Code” has the meaning set forth in the fourth recital above.

“Columbia Threadneedle” has the meaning set forth in the first recital above.

“Excluded Liabilities” means the liabilities set forth on Schedule 2.3.

“Investments” means a Target Fund’s portfolio securities and other assets that would be shown on its schedule of investments if such a schedule were prepared as of the close of business on the Valuation Date.

“IRS” means the United States Internal Revenue Service.

“Liquidation Date” means the date on which a Target Fund liquidates and distributes the Acquisition Shares to its shareholders of record pursuant to paragraph 2.4.

“Obligations” means (i) all liabilities and obligations of a Target Fund reflected on a Statement of Assets and Liabilities of the Target Fund prepared on behalf of the Target Fund as of the close of regular trading on the New York Stock Exchange on the Valuation Date in accordance with generally accepted accounting principles consistently applied from the prior audit period, and (ii) any obligation of a Target Fund to indemnify a director under the Target Company’s Articles of Incorporation and By-Laws, so long as such director shall have taken commercially reasonable efforts to maximize recovery from the insurance coverage set forth in paragraph 6.8 hereof before seeking indemnification from the Acquiring Funds. “Obligations” shall not include any Excluded Liabilities or any other liabilities of the Target Funds, whether absolute, accrued, contingent or otherwise.

“Registration Statement” has the meaning set forth in paragraph 6.3.

“Reorganization Costs” has the meaning set forth in paragraph 10.2.

“RIC” means a regulated investment company within the meaning of Section 851 of the Code.

“SEC” means the U.S. Securities and Exchange Commission.

“SPA” means the Agreement for the Sale and Purchase of the Entire Issued Share Capital of the Target Companies, dated April 12, 2021, by and among Bank of Montreal, Blue Finco Limited and Ameriprise Financial, Inc., including without limitation Schedule 12 thereof.

“Subchapter M” means Subchapter M of the Code.

“Target Company” means the entity listed in the column entitled “Target Company” on Exhibit A.

“Target Fund” means each series of the Target Company listed in the column entitled “Target Fund” on Exhibit A.

“Target Fund Prospectus” means, collectively, the prospectus(es) or statement(s) of additional information of a Target Fund, as amended or supplemented from time to time.

“Valuation Date” shall be the Closing Date.

2.	TRANSFER OF ASSETS OF EACH TARGET FUND IN EXCHANGE FOR ASSUMPTION OF OBLIGATIONS AND ACQUISITION SHARES AND LIQUIDATION OF SUCH TARGET FUND.

2.1	Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein,

(a)	Each Target Fund will transfer and deliver to the corresponding Acquiring Fund all its assets, as set forth in paragraph 2.2;

(b)	Each Acquiring Fund will assume all Obligations of the corresponding Target Fund; and

(c)

Each Acquiring Fund will issue and deliver to the corresponding Target Fund in exchange for the net assets attributable to each class of its shares a number of Acquisition Shares of the corresponding class as set forth on Exhibit A (including fractional shares, if any) determined by dividing the value of such net assets, computed in the manner and as of the time and date set forth in paragraph 3.1, by the net asset value of one Acquisition Share of the corresponding class computed in the manner and as of the time and date set forth in paragraph 3.2. Such transactions shall take place at the

Closing. The parties agree that the intent of this calculation is to ensure that the aggregate net asset value of the Acquisition Shares (as determined in accordance with paragraph 3.4) to be so credited to Target Fund shareholders shall be equal as of the close of regular trading on the New York Stock Exchange on the Valuation Date to the aggregate net asset value of the outstanding Target Fund shares (as determined in accordance with paragraph 3.4) owned by Target Fund shareholders as of the close of regular trading on the New York Stock Exchange on the Valuation Date.

2.2

The assets of each Target Fund to be acquired by the corresponding Acquiring Fund shall consist of, without limitation, all cash, Investments, dividends and interest receivable, claims or rights of action, books and records, receivables for shares sold and all other tangible and intangible assets that are owned by the Target Fund as of the Closing, including any prepaid expenses shown as an asset on the books of the Target Fund as of the Closing.

2.3

The Target Company will endeavor to discharge all of the known liabilities and obligations of each Target Fund prior to the Valuation Date and, prior to the Valuation Date, will have discharged the Excluded Liabilities. Without limiting the foregoing, each Target Fund will have paid or otherwise discharged all liabilities or obligations accrued or owing to third parties under each of the contracts set forth on Schedule 8.6.

2.4

As soon as practicable after the Closing, each Target Fund will liquidate and distribute pro rata to its shareholders of record of each class of its shares, determined at the time of distribution, the Acquisition Shares of the corresponding class received by the Target Fund pursuant to paragraph 2.1. Such liquidation and distribution will be accomplished by the transfer of the Acquisition Shares then credited to the account of each Target Fund on the books of the corresponding Acquiring Fund to open accounts on the share records of the corresponding Acquiring Fund in the names of such Target Fund’s shareholders and representing the respective pro rata number of Acquisition Shares of the corresponding class due to such shareholders. The Acquiring Fund shall not be obligated to issue certificates representing Acquisition Shares in connection with such exchange. Ownership of Acquisition Shares will be shown on the books of the Acquiring Fund’s transfer agent.

2.5

With respect to Acquisition Shares distributable pursuant to paragraph 2.4 to a Target Fund shareholder holding a certificate or certificates for shares of the Target Fund, if any, at the time of such distribution, the Target Fund will not permit such shareholder to receive Acquisition Share certificates therefor, to exchange such Acquisition Shares for shares of other investment companies, to effect an account transfer of such Acquisition Shares or to pledge or redeem such Acquisition Shares until such Target Fund shareholder has surrendered all his, her or its outstanding certificates for Target Fund shares or, in the event of lost certificates, posted adequate bond.

2.6

As soon as practicable after the Closing, the Target Company, on behalf of each Target Fund, shall make all filings and take all other steps as shall be necessary and proper to effect the complete dissolution of each Target Fund under applicable state law, including amending the Target Company’s Articles of Incorporation to dissolve and terminate each Target Fund. After the Closing, no Target Fund shall conduct any business except in connection with its dissolution, including compliance with the requirements of paragraph 2.4. Any reporting responsibility of the Target Company, on behalf of each Target Fund, including the responsibility for filing regulatory reports, tax returns or other documents with the SEC, any state securities commission, and any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Target Company.

3.	VALUATION.

3.1

The value of each Target Fund’s assets to be acquired by the corresponding Acquiring Fund hereunder, net of Obligations, shall be computed as of the close of regular trading on the New York Stock Exchange on the Valuation Date and shall be certified by the Target Fund.

3.2

For the purpose of paragraph 2.1, the net asset value of an Acquisition Share of each class shall be the net asset value per share computed as of the close of regular trading on the New York Stock Exchange on the Valuation Date.

3.3

The full value of each share of a Target Fund will be exchanged for the corresponding Acquisition Shares without the imposition of any sales charge, redemption fee, commission or other transactional fee.

3.4

All computations of value under articles 2 and 3 will be made by the Acquiring Funds’ accounting agent, using the valuation policies and procedures established by the Board of Trustees of the applicable Acquiring Company for regular use in pricing the shares and assets of the Acquiring Funds and shall be subject to review by the Target Funds’ administrator and, if requested by either the Target Company or the applicable Acquiring Company, by the independent registered public accountant of the requesting party.

4.	CLOSING AND CLOSING DATE.

4.1

The Closing Date shall be on such date or such later date as the officers of the applicable Acquiring Company and the Target Company may mutually agree. The Closing shall be held at Columbia Threadneedle’s offices, 290 Congress Street, Boston, Massachusetts 02110 (or such other place or virtually as the officers of the applicable Acquiring Company and the Target Company may mutually agree), immediately following the close of the New York Stock Exchange on the Closing Date. Unless otherwise specified, all actions occurring, or representations and warranties made, on the Closing Date are effective and made as of the Closing.

4.2

As of the Closing, each Target Fund’s assets, including without limitation all the Target Fund’s cash and Investments, shall be delivered by the Target Fund to the custodian for the account of the corresponding Acquiring Fund. All Investments so delivered shall be duly endorsed in proper form for transfer in such manner and condition as to constitute good delivery thereof in accordance with the custom of brokers or, in the case of Investments held in the U.S. Treasury Department’s book-entry system or by the Depository Trust Company, Participants Trust Company or other third party depositories, by transfer to the account of the custodian in accordance with Rule 17f-4, Rule 17f-5 or Rule 17f-7, as the case may be, under the 1940 Act and accompanied by all necessary federal and state stock transfer stamps or a check for the appropriate purchase price thereof. The cash delivered shall be in the form of currency or certified or official bank checks, payable to the order of “[Custodian], custodian for [Acquiring Fund].”

4.3

In the event that on the Valuation Date (a) the New York Stock Exchange shall be closed to trading or trading thereon shall be restricted, or (b) trading or the reporting of trading on the New York Stock Exchange or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of each Target Fund or the corresponding Acquiring Fund is impracticable, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed and reporting shall have been restored; provided that if trading shall not be fully resumed and reporting restored within three business days of the Valuation Date, this Agreement may be terminated by either the Target Company, on behalf of a Target Fund, or the corresponding Acquiring Company, on behalf of the corresponding Acquiring Fund, upon the giving of written notice to the other party.

4.4

At the Closing or as soon as practicable thereafter, each Target Fund or its transfer agent shall deliver to the corresponding Acquiring Fund or its designated agent a list of the names and addresses of the Target Fund’s shareholders and the number of outstanding shares of each class of the Target Fund owned by each Target Fund shareholder, and indicating the number, if any, of such shares represented by an outstanding share certificate, all as of the close of business on the Valuation Date. On the Closing Date, the Acquiring Fund will provide to the Target Fund evidence satisfactory to the Target Fund that the Acquisition Shares issuable pursuant to paragraph 2.1 have been credited to the Target Fund’s account on the books of the Acquiring Fund. On the Liquidation Date, each Acquiring Fund will provide to the corresponding Target Fund evidence satisfactory to the Target Fund that such Acquisition Shares have been credited to open accounts in the names of the Target Fund’s shareholders as provided in paragraph 2.4.

4.5

At the Closing, each party shall deliver to the other such bills of sale, instruments of assumption of Obligations, checks, assignments, stock certificates, receipts or other documents as such other party or its counsel may reasonably request in connection with the transfer of assets, assumption of Obligations and liquidation contemplated by article 2.

5.	REPRESENTATIONS AND WARRANTIES.

5.1

The Target Company, on behalf of each Target Fund, represents and warrants the following to the Acquiring Companies, on behalf of each corresponding Acquiring Fund, as of the date hereof and agrees to confirm the continuing accuracy and completeness in all material respects of the following as of the Closing:

(a)	The Target Company is duly organized, validly existing and in good standing under the laws of its state of organization.

(b)

The Target Company is a duly registered investment company classified as a management company of the open-end type and its registration with the SEC as an investment company under the 1940 Act is in full force and effect, and each Target Fund is a separate series thereof duly designated in accordance with the applicable provisions of the organizational documents of the Target Company and the 1940 Act.

(c)

The Target Fund is not in violation in any material respect of any provisions of the Target Company’s organizational documents or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Target Fund is a party or by which the Target Fund is bound, and the execution, delivery and performance of this Agreement will not result in any such violation.

(d)

The Target Fund has no contracts or other commitments (other than this Agreement and such other contracts as may be entered into in the ordinary course of its business) that if terminated may result in material liability to the Target Fund or under which (whether or not terminated) any material payments for periods subsequent to the Closing will be due from the Target Fund.

(e)

To the knowledge of the Target Fund, except as has been disclosed in writing to the corresponding Acquiring Fund, no litigation or administrative proceeding or formal or informal investigation of or before any court or governmental body is presently pending or threatened as to the Target Fund, any of its properties or assets, or any person whom the Target Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation, and the Target Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated hereby.

(f)

The statement of assets and liabilities, the statement of operations, the statement of changes in net assets, and the schedule of investments of the Target Fund, as of the last day of and for its most recently completed fiscal year, audited by the Target Fund’s independent registered public accounting firm (and, if applicable, an unaudited statement of assets and liabilities, statement of operations, statement of changes in net assets and schedule of investments for any subsequent semiannual period following the most recently completed fiscal year), copies of which have been filed with the SEC or furnished to the corresponding Acquiring Fund, fairly reflect the financial condition and results of operations of the Target Fund as of such dates and for the periods then ended in accordance with generally accepted accounting principles consistently applied. In addition, the Target Fund has no known liabilities of a material amount, contingent or otherwise, other than those shown on the statements of assets and liabilities referred to above or those incurred in the ordinary course of its business since the last day of the Target Fund’s most recently completed fiscal year.

(g)

Since the last day of the Target Fund’s most recently completed fiscal year, there has not been any material adverse change in the Target Fund’s financial condition, assets, Obligations or business (other than changes occurring in the ordinary course of business), or any incurrence by the Target Fund of indebtedness, except as disclosed in writing to the corresponding Acquiring Fund. For the purposes of this subparagraph (g), distributions of net investment income and net realized capital gains, changes in Investments, changes in the market value of Investments or net redemptions shall be deemed to be in the ordinary course of business.

(h)

For each taxable year of its operations (including the taxable year ending on the Closing Date), the Target Fund (i) has been, and in the case of the taxable year ending on the Closing Date will be, treated as a separate corporation for federal income tax purposes pursuant to Section 851(g) of the Code; (ii) has met, and in the case of the taxable year ending on the Closing Date will meet, the requirements of Subchapter M for qualification as a RIC and has elected to be treated as such; (iii) has been, and in the case of the taxable year ending on the Closing Date will be, eligible to compute and has computed or in the case of the taxable year ending on the Closing Date will compute its federal income tax under Section 852 of the Code; and (iv) has not been, and will not be, liable for any material income or excise tax under Section 852 or 4982 of the Code. The Target Fund has not taken any action, caused any action to be taken, failed to take or failed to cause any action to be taken which action or failure could cause the Target

Fund to fail to qualify as a RIC eligible to compute its federal income tax under Section 852 of the Code. As of the time of the Closing, the Target Fund will have no current or accumulated earnings and profits accumulated in any taxable year to which the provisions of Part I of Subchapter M did not apply to it.

(i)

Except as otherwise disclosed to the Acquiring Fund, as of the Closing, (i) the Target Fund shall have duly and timely filed all federal, state, local and other tax returns and reports of the Target Fund (including, but not limited to, information returns) required by law to have been filed by such time (giving effect to permitted extensions), and all federal, state, local and other taxes (whether or not shown to be due on such returns and reports or on any assessments received) shall have been paid, or provisions shall have been made for the payment thereof; (ii) all such returns and reports are accurate and complete, and accurately state the amount of tax (if any) owed for the periods covered by the returns, or, in the case of information returns, the amount and character of income or other information required to be reported by the Target Fund; (iii) all of the Target Fund’s tax liabilities will have been adequately reflected on its books; and (iv) the Target Fund will have had no known tax deficiency or liability asserted against it or question with respect thereto raised by the IRS or by any state or local tax authority, and, to the Target Fund’s knowledge, the Target Fund will not be under audit by the IRS or by any state or local tax authority for taxes in excess of those already paid.

(j)

All issued and outstanding shares of the Target Fund are, and at the Closing will be, validly issued, fully paid and nonassessable (except as set forth in the most recent Target Fund Prospectus) and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. No options, warrants or other rights to subscribe for or purchase, or securities convertible into, any shares of the Target Fund are outstanding and none will be outstanding as of the Closing.

(k)

The Target Fund’s investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in the Target Fund Prospectus.

(l)

The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of the Target Company, on behalf of the Target Fund, including a majority of the directors who are not “interested persons” (as that term is defined in the 1940 Act) of the Target Fund, based upon their determination that participation in the reorganization is in the best interests of the Target Fund, and this Agreement will constitute the valid and binding obligation of the Target

Company, on behalf of the Target Fund, enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles.

(m)

The Acquisition Shares to be issued to the Target Fund pursuant to paragraph 2.1 will not be acquired for the purpose of making any distribution thereof other than to the Target Fund’s shareholders as provided in paragraph 2.4.

(n)

The information provided by or on behalf of the Target Fund for use in the Registration Statement and Prospectus/Proxy Statement referred to in paragraph 6.3 shall be accurate and complete in all material respects and shall comply with applicable federal securities and other laws and regulations.

(o)

No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Target Fund of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act and state securities or “Blue Sky” laws (which terms, as used herein, shall include the laws of the District of Columbia and of Puerto Rico) and the Hart-Scott-Rodino Act, which shall have been obtained on or prior to the Closing.

(p)

At the Closing, the Target Fund will have good and marketable title to its assets to be transferred to the corresponding Acquiring Fund pursuant to paragraph 2.1 and will have full right, power and authority to sell, assign, transfer and deliver the Investments and any other of its assets and Obligations to be transferred to the corresponding Acquiring Fund pursuant to this Agreement. At the Closing, subject only to the delivery of the Investments and any such other assets and Obligations and payment therefor as contemplated by this Agreement, the corresponding Acquiring Fund will acquire good and marketable title thereto and will acquire the Investments and any such other assets and Obligations subject to no encumbrances, liens or security interests whatsoever and without any restrictions upon the transfer thereof, except as previously disclosed to the corresponding Acquiring Fund.

(q)

Prior to the Closing Date, the Target Fund will have sold such of its assets, if any, as are necessary based on information provided by the corresponding Acquiring Fund and contingent on the accuracy of such information to assure that, after giving effect to the acquisition of the assets of the Target Fund pursuant to this Agreement, the Acquiring Fund, if classified as a “diversified company” within the meaning of Section 5(b)(1) of the 1940 Act, will remain a “diversified company” and in compliance in all material respects with such other investment restrictions as are set forth in the Acquiring Fund Prospectus, as amended through the Closing Date; provided, however, that the Target Fund shall not dispose of any assets if such disposition would adversely affect the ability to receive the tax opinion referred to in paragraph 9.5.

(r)

No registration of any of the Investments would be required if they were, as of the time of such transfer, the subject of a public distribution by either of the Target Fund or the corresponding Acquiring Fund, except as previously disclosed by the Target Fund to the corresponding Acquiring Fund.

(s)

The due diligence materials of the Target Funds made available to the Acquiring Funds, the Boards of Trustees of the Acquiring Companies, Columbia Threadneedle and their respective legal counsel and affiliates in response to the due diligence requests from the Acquiring Companies, the Boards of Trustees of the Acquiring Companies, Columbia Threadneedle and their respective legal counsel and affiliates, are true and correct in all material respects and contain no material misstatements or omissions.

(t)

The current Target Fund Prospectus for each Target Fund conforms in all material respects to the applicable requirements of the 1933 Act and the 1940 Act, and the rules and regulations of the SEC thereunder, and does not and will not include any untrue statement of a material fact or omit to state any material fact relating to the Target Fund required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.2

Each Acquiring Company, on behalf of each of its respective Acquiring Funds, represents and warrants the following to the Target Company, on behalf of each corresponding Target Fund, as of the date hereof and agrees to confirm the continuing accuracy and completeness in all material respects of the following as of the Closing:

(a)	The Acquiring Company is duly organized, validly existing and in good standing under the laws of its state of organization.

(b)

The Acquiring Company is a duly registered investment company classified as a management company of the open-end type and its registration with the SEC as an investment company under the 1940 Act is in full force and effect, and each Acquiring Fund is a separate series thereof duly designated in accordance with the applicable provisions of the organizational documents of the Acquiring Company and the 1940 Act.

(c)

The Registration Statement under the 1933 Act with respect to the Acquisition Shares will be in full force and effect and no stop order suspending such effectiveness shall have been instituted or, to the knowledge of the Acquiring Fund, threatened by the SEC, and such Registration Statement will conform in all material respects to the applicable requirements of the 1933 Act, and the 1940 Act, and the rules and regulations of the SEC thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there are no material contracts to which the Acquiring Fund is a party that are not referred to in the Acquiring Fund Prospectus or in the Registration Statement of which it is a part.

(d)	The Acquiring Fund has or will have good and marketable title to its assets.

(e)

The Acquiring Fund is not in violation in any material respect of any provisions of the Acquiring Company’s organizational documents or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which the Acquiring Fund is bound, and the execution, delivery and performance of this Agreement will not result in any such violation.

(f)

To the knowledge of the Acquiring Fund, except as has been disclosed in writing to the corresponding Target Fund, no litigation or administrative proceeding or formal or informal investigation of or before any court or governmental body is presently pending or threatened as to the Acquiring Fund, any of its properties or assets, or any person whom the Acquiring Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation, and the Acquiring Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated hereby.

(g)

The statement of assets and liabilities, the statement of operations, the statement of changes in net assets, and the schedule of investments of the Acquiring Fund, as of the last day of and for its most recently completed fiscal year, audited by the Acquiring Fund’s independent registered public accounting firm (and, if applicable, an unaudited statement of assets and liabilities, statement of operations, statement of changes in net assets and schedule of investments for any subsequent semiannual period following the most recently completed fiscal year), copies of which have been filed with the SEC or furnished to the corresponding Target Fund, fairly reflect the financial condition and results of operations of the Acquiring Fund as of such dates and for the periods then ended in accordance with generally accepted accounting principles consistently applied. In addition, the Acquiring Fund has no known liabilities of a material amount, contingent or otherwise, other than those shown on the statements of assets and liabilities referred to above or those incurred in the ordinary course of its business since the last day of the Acquiring Fund’s most recently completed fiscal year.

(h)

Since the last day of the Acquiring Fund’s most recently completed fiscal year, there has not been any material adverse change in the Acquiring Fund’s financial condition, assets, obligations or business (other than changes occurring in the ordinary course of business), or any incurrence by the Acquiring Fund of indebtedness, except as disclosed in writing to the corresponding Target Fund. For the purposes of this subparagraph (h), any distributions of net investment income and net realized capital gains, changes in portfolio securities, changes in the market value of portfolio securities or net redemptions shall be deemed to be in the ordinary course of business.

(i)

For each taxable year of its operations (including the taxable year that includes the Closing Date), the Acquiring Fund (i) has been, and in the case of the taxable year that includes the Closing Date will be, treated as a separate corporation for federal income tax purposes pursuant to Section 851(g) of the Code; (ii) has met, and in the case of the taxable year that includes the Closing Date will meet, the requirements of Subchapter M for qualification as a RIC and has elected to be treated as such; (iii) has been, and in the case of the taxable year that includes the Closing Date will be, eligible to compute and has computed and will compute its federal income tax under Section 852 of the Code; and (iv) has not been, and will not be, liable for any material income or excise tax under Section 852 or 4982 of the Code. The Acquiring Fund has not taken any action, caused any action to be taken, failed to take or failed to cause any action to be taken which action or failure could cause the Acquiring Fund to fail to qualify as a RIC eligible to compute its federal income tax under Section 852 of the Code. As of the time of the Closing, the Acquiring Fund will have no current or accumulated earnings and profits accumulated in any taxable year to which the provisions of Part I of Subchapter M did not apply to it.

(j)

Except as otherwise disclosed to the Target Fund, as of the Closing, (i) the Acquiring Fund shall have duly and timely filed all federal, state, local and other tax returns and reports of the Acquiring Fund (including, but not limited to, information returns) required by law to have been filed by such time (giving effect to permitted extensions) and all federal, state, local and other taxes (whether or not shown to be due on such returns and reports or on any assessments received) shall have been paid, or provisions shall have been made for the payment thereof; (ii) all such returns and reports are accurate and complete, and accurately state the amount of tax (if any) owed for the periods covered by the returns, or, in the case of information returns, the amount and character of income or other information required to be reported by the Acquiring Fund; (iii) all of the Acquiring Fund’s tax liabilities will have been adequately reflected on its books; and (iv) the Acquiring Fund will have had no known tax deficiency or liability asserted against it or question with respect thereto raised by the IRS or by any state or local tax authority, and, to the Acquiring Fund’s knowledge, the Acquiring Fund will not be under audit by the IRS or by any state or local tax authority for taxes in excess of those already paid.

(k)

All issued and outstanding shares of the Acquiring Fund are duly and validly issued and outstanding, fully paid and nonassessable (except as set forth in the Acquiring Fund Prospectus) by the Acquiring Fund and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. No options, warrants or other rights to subscribe for or purchase, or securities convertible into, any shares of the Acquiring Fund are outstanding and none will be outstanding as of the Closing.

(l)

The Acquiring Fund’s investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in the Acquiring Fund Prospectus.

(m)

The execution, delivery and performance of this Agreement have been duly authorized by the Board of Trustees of the Acquiring Company, on behalf of the Acquiring Fund, including a majority of the trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Acquiring Fund, based upon their determination that participation in the reorganization is in the best interests of the Acquiring Fund, and this Agreement will constitute the valid and binding obligation of the Acquiring Company, on behalf of the Acquiring Fund, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles.

(n)

The Acquisition Shares to be issued and delivered to the Target Fund pursuant to paragraph 2.1 will have been duly authorized and, when so issued and delivered, will be validly issued shares of the Acquiring Fund, and will be fully paid and nonassessable (except as set forth in the Acquiring Fund Prospectus) by the Acquiring Fund, and no shareholder of the Acquiring Fund will have any preemptive right of subscription or purchase in respect thereof.

(o)	The information provided by or on behalf of the Acquiring Fund for use in the Registration Statement and Prospectus/Proxy Statement referred to in paragraph 6.3 shall be accurate and complete in all material respects and shall comply with applicable federal securities and other laws and regulations.

(p)

No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act and state securities or “Blue Sky” laws (which terms, as used herein, shall include the laws of the District of Columbia and of Puerto Rico) and the Hart-Scott-Rodino Act, which shall have been obtained on or prior to the Closing.

(q)

The due diligence materials of the Acquiring Funds made available to the Target Funds, the Board of Directors of the Target Company, BMO and their respective legal counsel and affiliates in response to the due diligence requests from the Target Company, the Board of Directors of the Target Company, BMO and their respective legal counsel and affiliates, are true and correct in all material respects and contain no material misstatements or omissions.

6.	COVENANTS.

The Target Company, on behalf of each Target Fund, and the corresponding Acquiring Company, on behalf of the corresponding Acquiring Fund, hereby covenants and agrees with the other with respect to each reorganization as follows:

6.1

The Acquiring Fund and the Target Fund will each operate its business in the ordinary course from the date hereof through the Closing Date, it being understood that such ordinary course of business will include purchases and sales of portfolio securities and other instruments, sales and redemptions of Target Fund and Acquiring Fund shares and regular and customary periodic dividends and distributions.

6.2

If shareholder approval of the transactions contemplated hereby is required under the 1940 Act, by applicable state law or the Target Company’s Articles of Incorporation and/or Bylaws, the Target Fund will call a meeting of its shareholders to be held prior to the Closing Date to consider and act upon this Agreement and take all other reasonable action necessary to obtain the required shareholder approval of the transactions contemplated hereby.

6.3

In connection with the Target Fund shareholders’ meeting referred to in paragraph 6.2, the Acquiring Company will prepare a Prospectus/Proxy Statement for such meeting, to be included in a Registration Statement on Form N-14 (the “Registration Statement”), which the Acquiring Company will prepare and file for registration under the 1933 Act of the Acquisition Shares to be distributed to the Target Fund’s shareholders pursuant hereto, all in compliance with the applicable requirements of the 1933 Act, the 1934 Act, and the 1940 Act. The Target Fund will provide the Acquiring Fund with information reasonably requested for the preparation of the Registration Statement. Without limiting the foregoing, the Target Company and the Target Fund will assist the Acquiring Fund in obtaining such information as the Acquiring Fund reasonably requests concerning the beneficial ownership of Target Fund shares.

6.4

The information to be furnished by or on behalf of the Target Fund for use in the Registration Statement or Prospectus/Proxy Statement, and the information to be furnished by the Acquiring Fund for use in the Registration Statement or Prospectus/Proxy Statement, each as referred to in paragraph 6.3, shall be accurate and complete in all material respects and shall comply with federal securities and other laws and regulations thereunder applicable thereto.

6.5

The Acquiring Fund will advise the Target Fund promptly if at any time prior to the Closing Date the assets of such Target Fund include any securities that the Acquiring Fund is not permitted to acquire.

6.6

Subject to the provisions of this Agreement, the Target Fund and the Acquiring Fund will each take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to cause the conditions to the other party’s obligations to consummate the transactions contemplated hereby to be met or fulfilled and otherwise to consummate and make effective such transactions.

6.7

The Acquiring Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state securities or “Blue Sky” laws and the Hart-Scott-Rodino Act as it may deem appropriate in order to continue its operations after the Closing.

6.8

For the period beginning at the Closing Date and ending not less than six years thereafter, BMO, its successors and assigns, shall either (a) arrange for the provision of liability coverage under the Target Company’s current policy, through the designation of the Target Funds as terminated funds under the current policy, to any former and/or current directors and officers of the Target Funds as of the date of this Agreement, covering the actions of such directors and officers of the Target Funds for the period(s) they served as such; or (b) obtain a pre-paid, non-cancelable run-off or “tail” insurance policy (e.g., errors and omissions/directors and officers) providing liability coverage to the Target Funds, to any former and/or current directors and officers of the Target Funds as of the date of this Agreement, covering the actions of such directors and officers of the Target Funds for the period(s) they served as such and at limit levels and otherwise on terms agreed upon by the parties. In the event of any claim or other matter involving any of the Target Funds or the directors of the Target Company that may give rise to a claim against the Acquiring Funds hereunder, the Target Company, the Target Funds and any director of the Target Company asserting an obligation of a Target Fund to indemnify such director shall exercise commercially reasonable efforts to maximize recovery from the insurance coverage set forth in this paragraph 6.8 before asserting any claim against an Acquiring Fund pursuant to terms of this Agreement.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH TARGET FUND.

The obligations of each Target Fund to consummate the transactions provided for herein shall be subject, at its election, to the performance by the corresponding Acquiring Fund of all the obligations to be performed by it hereunder at or before the Closing and, in addition thereto, to the following further conditions:

7.1

The Acquiring Fund shall have delivered to the corresponding Target Fund a certificate executed in its name by its President or a Vice President and its Treasurer or an Assistant Treasurer, in form and substance satisfactory to the Target Fund and dated as of the Closing Date, to the effect that the representations and warranties of the corresponding Acquiring Fund made in this Agreement are true and correct at and as of the Closing, except as they may be affected by the transactions contemplated by this Agreement, and that the Acquiring Fund has complied with all the covenants and agreements and satisfied all of the conditions on its part to be performed or satisfied under this Agreement at or prior to the Closing.

7.2

The Target Fund shall have received a favorable opinion of counsel to the corresponding Acquiring Fund, dated as of the Closing Date and in a form satisfactory to the Target Fund, to the following effect:

(a)

The Acquiring Company is duly organized and validly existing under the laws of its state of organization and has power to own all of its properties and assets and to carry on its business as presently conducted, and the Acquiring Fund is a separate series thereof duly constituted in accordance with the applicable provisions of the 1940 Act and the organizational documents of the Acquiring Company.

(b)

This Agreement has been duly authorized, executed and delivered by the Acquiring Company, on behalf of the Acquiring Fund, and, assuming the due authorization, execution and delivery of this Agreement by the other parties, is the valid and binding obligation of the Acquiring Company, on behalf of the Acquiring Fund, enforceable against the Acquiring Fund in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles.

(c)

The Acquiring Fund has the power to assume the Obligations to be assumed by it hereunder and, upon consummation of the transactions contemplated hereby, the Acquiring Fund will have duly assumed such Obligations.

(d)

The Acquisition Shares to be issued for transfer to the Target Fund’s shareholders as provided by this Agreement are duly authorized and upon such transfer and delivery will be validly issued and outstanding and, assuming receipt by the Acquiring Fund of the consideration contemplated hereby, fully paid and nonassessable shares in the corresponding Acquiring Fund, and no shareholder of the corresponding Acquiring Fund has any preemptive right of subscription or purchase in respect thereof.

(e)

The execution and delivery of this Agreement did not, and the performance by the corresponding Acquiring Fund of its obligations hereunder will not, violate the Acquiring Company’s organizational documents.

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH ACQUIRING FUND.

The obligations of each Acquiring Fund to consummate the transactions provided for herein shall be subject, at its election, to the performance by the corresponding Target Fund of all the obligations to be performed by it hereunder at or before the Closing and, in addition thereto, to the following further conditions:

8.1

The Target Fund shall have delivered to the corresponding Acquiring Fund a certificate executed in its name by its President or a Vice President and its Treasurer or an Assistant Treasurer, in form and substance satisfactory to the Acquiring Fund and dated as of the Closing Date, to the effect that the representations and warranties of the corresponding Target Fund made in this Agreement are true and correct at and as of the Closing, except as they may be affected by the transactions contemplated by this Agreement, and that the Target Fund has complied with all the covenants and agreements and satisfied all of the conditions on its part to be performed or satisfied under this Agreement at or prior to the Closing.

8.2

The Acquiring Fund shall have received a favorable opinion of counsel to the corresponding Target Fund dated as of the Closing Date and in a form satisfactory to the Acquiring Fund, to the following effect:

(a)

The Target Company is duly organized and validly existing under the laws of its state of organization and has power to own all of its properties and assets and to carry on its business as presently conducted, and the Target Fund is a separate series thereof duly constituted in accordance with the applicable provisions of the 1940 Act and the organizational documents of the Target Company.

(b)

This Agreement has been duly authorized, executed and delivered by the Target Company on behalf of the Target Fund, and, assuming the due authorization, execution and delivery of this Agreement by the other parties, is the valid and binding obligation of the Target Company, on behalf of the Target Fund enforceable against the Target Fund in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles.

(c)

The Target Fund has the power to sell, assign, transfer and deliver the assets to be transferred by it hereunder, and, upon consummation of the transactions contemplated hereby, the Target Fund will have duly transferred such assets to the Acquiring Fund.

(d)	The execution and delivery of this Agreement did not, and the performance by the corresponding Target Fund of its obligations hereunder will not, violate the Target Company’s organizational documents.

8.3

At or prior to the close of regular trading on the New York Stock Exchange on the Valuation Date, the corresponding Target Fund shall have declared and paid, or caused to be paid, a dividend or dividends that, together with all previous dividends, shall have the effect of distributing, in distributions qualifying for the dividends paid deduction, (i) all of the excess, if any, of (a) the corresponding Target Fund’s interest income excludable from gross income under Section 103(a) of the Code over (b) the corresponding Target Fund’s deductions disallowed under Sections 265 or 171(a)(2) of the Code, (ii) all of the corresponding Target Fund’s investment company taxable income as defined in Section 852 of the Code and (iii) all of the corresponding Target Fund’s net capital gain realized (after reduction for any available capital loss carryover and excluding any net capital gain on which the Target Fund paid tax under Section 852(b)(3)(A) of the Code). The amounts in (i), (ii) and (iii) shall in each case be computed without regard to the dividends paid deduction and shall include, as indicated above, amounts in respect of both (x) the corresponding Target Fund’s taxable year that will end on the Closing Date, and (y) any prior taxable year of the corresponding Target Fund, to the extent such dividend or dividends are eligible to be treated as paid during such prior year under Section 855(a) of the Code.

8.4

The corresponding Target Fund shall have furnished to the Acquiring Fund a certificate signed by an authorized officer of the Target Fund as to the adjusted tax basis in the hands of the corresponding Target Fund of the securities delivered to the Acquiring Fund pursuant to this Agreement, and shall have delivered a copy of the tax books and records of the Target Fund, including but not limited to information necessary for purposes of preparing any tax returns, reports and information returns required by law to be filed by the Acquiring Fund after the Closing.

8.5

The corresponding Target Fund shall have made available to the Acquiring Fund such accounts, books and records required to be maintained by the Target Fund pursuant to Section 31(a) of the 1940 Act and Rules 31a-1 to 31a-3 thereunder that are reasonably requested in writing by the Acquiring Fund in connection with the reorganization.

8.6	The Target Fund shall have delivered to the corresponding Acquiring Fund written evidence of termination of the contracts specifically pertaining to the Target Fund set forth in Schedule 8.6.

8.7

The percentage of outstanding shares of the Acquiring Fund owned, controlled or held with the power to vote, directly or indirectly, by BMO Parent and any person controlling, controlled by or under common control with BMO Parent shall be less than 19% of the outstanding shares of the Acquiring Fund on a pro forma basis assuming consummation of the reorganization. The Target Fund shall provide the Acquiring Fund with such information as is reasonably requested by the Acquiring Fund to calculate such pro forma ownership in a form agreed to by the parties and as of a date mutually agreed to by the parties.

9.	FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH TARGET FUND AND THE CORRESPONDING ACQUIRING FUND.

The respective obligations of each Target Fund and the corresponding Acquiring Fund hereunder are subject to the further conditions that on or before the Closing:

9.1

This Agreement and the transactions contemplated herein, including without limitation an amendment to the Target Company’s Articles of Incorporation to dissolve and terminate such Target Fund in connection with its reorganization as set forth in paragraph 2.6, shall have received all necessary shareholder approvals at the meeting of shareholders of each Target Fund referred to in paragraph 6.2, if any.

9.2

On the Closing Date, no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated hereby.

9.3

All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the SEC and of state “Blue Sky” and securities authorities) deemed necessary by the Target Fund or the corresponding Acquiring Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except when failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Target Fund or the corresponding Acquiring Fund.

9.4

The Registration Statement, if any, shall have become effective under the 1933 Act and no stop order suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

9.5

The Target Fund and the corresponding Acquiring Fund shall have received an opinion of Vedder Price P.C. satisfactory to each of them (which opinion will be subject to certain customary qualifications), substantially to the effect that, on the basis of existing provisions of the Code, U.S. Treasury regulations promulgated thereunder, current administrative rules and court decisions for U.S. federal income tax purposes:

(a)

The transfer by the Target Fund of all its assets to the Acquiring Fund solely in exchange for Acquisition Shares and the assumption by the Acquiring Fund of all the Obligations of the Target Fund, immediately followed by the pro rata, by class, distribution of all the Acquisition Shares so received by the Target Fund to the Target Fund’s shareholders of record in complete liquidation of the Target Fund and the termination and dissolution of the Target Fund promptly thereafter, will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the Target Fund will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the reorganization.

(b)

No gain or loss will be recognized by the Acquiring Fund upon the receipt of all the assets of the Target Fund solely in exchange for Acquisition Shares and the assumption by the Acquiring Fund of all the Obligations of the Target Fund.

(c)

No gain or loss will be recognized by the Target Fund upon the transfer of all its assets to the Acquiring Fund solely in exchange for Acquisition Shares and the assumption by the Acquiring Fund of all the Obligations of the Target Fund or upon the distribution (whether actual or constructive) of the Acquisition Shares so received to the Target Fund’s shareholders solely in exchange for such shareholders’ shares of the Target Fund in complete liquidation of the Target Fund.

(d)	No gain or loss will be recognized by the Target Fund’s shareholders upon the exchange, pursuant to this Agreement, of all their shares of the Target Fund solely for Acquisition Shares.

(e)	The aggregate basis of the Acquisition Shares received by each Target Fund shareholder pursuant to this Agreement will be the same as the aggregate basis of the Target Fund shares exchanged therefor by such shareholder.

(f)

The holding period of the Acquisition Shares received by each Target Fund shareholder in the reorganization will include the period during which the shares of the Target Fund exchanged therefor were held by such shareholder, provided such Target Fund shares were held as capital assets at the effective time of the reorganization.

(g)

The basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the basis of such assets in the hands of the Target Fund immediately before the effective time of the reorganization.

(h)	The holding period of the assets of the Target Fund received by the Acquiring Fund will include the period during which such assets were held by the Target Fund.

(i)

The Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury regulations thereunder.

No opinion will be expressed as to (1) the effect of the reorganization on the Acquiring Fund, the Target Fund or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code) as to which any gain or loss is required to be recognized for federal income tax purposes (a) at the end of a taxable year or upon the termination thereof or (b) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code, or (2) any other federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

Such opinion will be based on customary assumptions and limitations and such representations, without independent verification, as Vedder Price P.C. may reasonably request of the Target Fund and the Acquiring Fund, as well as the representations and warranties made in this Agreement, which Vedder Price P.C. may treat as representations and warranties made to it. The applicable Acquiring Company, on behalf of the Acquiring Fund, and the Target Company, on behalf of the Target Fund, will cooperate to make and certify the accuracy of such representations.

Notwithstanding anything herein to the contrary, neither the Target Fund nor the Acquiring Fund may waive the conditions set forth in this paragraph 9.5.

9.6	The Target Company and the applicable Acquiring Company shall have received written evidence that the obligations of BMO, or its successors or assigns, pursuant to paragraph 6.8 have been satisfied.

9.7

At any time prior to the Closing, any of the foregoing conditions of this Agreement may be waived jointly by the Board of Directors of the Target Company and the Board of Trustees of the applicable Acquiring Company, if, in their judgment, such waiver will not have a material adverse effect on the interests of the shareholders of the Target Fund or the corresponding Acquiring Fund.

10.	BROKERAGE; REORGANIZATION COSTS.

10.1

Each Target Fund and corresponding Acquiring Fund represents and warrants to the other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

10.2

As provided in the SPA, Columbia Threadneedle and BMO or their affiliates shall pay the costs and expenses relating to and incurred in connection with the reorganization transactions contemplated by this Agreement (“Reorganization Costs”), whether or not such reorganization transactions are consummated. Reorganization Costs include, but are not limited to, the actual, out of pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with (i) preparing and filing the Registration Statement and any amendments, (ii) clearing SEC comments on the Registration Statement, (iii) printing and mailing or otherwise transmitting the Prospectus/Proxy Statement to the shareholders of the Target Fund, (iv) retaining a proxy solicitor and tabulator, including any costs associated with obtaining beneficial ownership information, (v) any other solicitation activities conducted by BMO AM or Columbia Threadneedle designed to obtain shareholder approval of this Agreement, (vi) holding shareholders’ meetings and special meetings of the Board of Directors of the Target Company and the Board of Trustees of the Acquiring Company, and (vii) any filings with the SEC or other governmental agencies necessary to satisfy the closing conditions under this Agreement. BMO AM, or its successors and assigns, or its affiliates, shall also pay all fees and expenses incurred in connection with the obtainment of continued liability coverage or “tail” insurance coverage as discussed in paragraph 6.8. Reorganization Costs do not include transaction costs associated with portfolio repositioning and sales of portfolio securities, which will be borne by the Target Fund incurring such transaction costs except that BMO AM has agreed to pay direct out-of-pocket brokerage commissions and transaction fees. Notwithstanding any of the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in an Acquiring Fund’s or a Target Fund’s failure to qualify as a RIC or would prevent the reorganization from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

11.	ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES.

11.1

Each Target Fund and corresponding Acquiring Fund agrees that neither party has made any representation, warranty or covenant not set forth herein and that this Agreement constitutes the entire agreement between the parties.

11.2

The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder except (a) paragraphs 2.4, 2.5, 2.6, 4.4, 6.8 and 12.2; (b) articles 10, 11, 14, 15 and 16; and (c) any representations made in connection with the tax opinion referred to in paragraph 9.5.

12.	TERMINATION.

12.1

This Agreement may be terminated by the mutual agreement of the Target Company, on behalf of a Target Fund, and the corresponding Acquiring Company, on behalf of the corresponding Acquiring Fund. In addition, either the Target Company or the corresponding Acquiring Company may at its option terminate this Agreement at or prior to the Closing because:

(a)	of a material breach by the other of any representation, warranty, covenant or agreement contained herein to be performed by the other party at or prior to the Closing;

(b)	a condition herein expressed to be precedent to the obligations of the terminating party has not been met and it reasonably appears that it will not or cannot be met;

(c)

the Board of Trustees of the Acquiring Company or the Board of Directors of the Target Company determines that the transaction is no longer in the best interests of the Acquiring Fund or the Target Fund, respectively; or

(d)

any governmental authority of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting this Agreement or the consummation of any of the transactions contemplated herein and such judgment, injunction, order, ruling, decree or other action becomes final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this paragraph 12.1(d) shall have used its reasonable best efforts to have such judgment, injunction, order, ruling, decree or other action lifted, vacated or denied.

If any reorganization contemplated by this Agreement has not been completed by February 28, 2022, this Agreement shall automatically terminate on that date with respect to that reorganization, unless a later date is agreed to by both the Target Company and the corresponding Acquiring Company.

12.2

If for any reason any transaction contemplated by this Agreement is not consummated, no party shall be liable to any other party for any damages resulting therefrom, including without limitation consequential damages, except that Columbia Threadneedle and BMO (or their affiliates) will bear all Reorganization Costs associated with such transaction as separately agreed to in the SPA.

13.	AMENDMENTS.

This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the authorized officers of the Target Company and the corresponding Acquiring Company; provided, however, that no amendment that under applicable law requires approval by shareholders of a Target Fund or an Acquiring Fund, as applicable, shall be effective without such approval having been obtained.

14.	NOTICES.

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by prepaid telegraph, telecopy or certified mail addressed to the Target Fund at 790 North Water Street, Suite 1100, Milwaukee, WI 53202, Attention: Secretary, or to the corresponding Acquiring Fund at 290 Congress Street, Boston, Massachusetts 02110, Attention: Secretary.

15.	CONFIDENTIALITY

Each party will hold, and will cause its board members, officers, employees, representatives, agents and affiliated persons to hold, in strict confidence, and not disclose to any other person, and not use in any way, except in connection with the transactions herein contemplated, without the prior written consent of the disclosing party, all confidential information obtained from the disclosing party in connection with the transactions contemplated by this Agreement, except such information may be disclosed: (i) to governmental or regulatory bodies, and, where necessary, to any other person in connection with the obtaining of consents or waivers as contemplated by this Agreement; (ii) if required by court order or decree or applicable law; (iii) if it is publicly available through no act or failure to act of such party; (iv) if it was already known to such party on a nonconfidential basis on the date of receipt; (v) during the course of or in connection with any litigation, government investigation, arbitration or other proceedings based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated; or (vi) if it is otherwise expressly provided for herein.

In the event of a termination of this Agreement, each party agrees that it, along with its board members, employees, representative agents and affiliated persons, shall, and shall cause their affiliates to, except with the prior written consent of the disclosing party, keep secret and retain in strict confidence, and not use for the benefit of itself or themselves, nor disclose to any other persons, any and all confidential or proprietary information relating to the disclosing party and their related parties and affiliates, whether obtained through their due diligence investigation, this Agreement or otherwise, except such information may be disclosed: (i) if required by court order or decree or applicable law; (ii) if it is publicly available through no act or failure to act of such party; (iii) if it was already known to such party on a nonconfidential basis on the date of receipt; (iv) during the course of or in connection with any litigation, government investigation, arbitration or other proceedings based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated; or (v) if it is otherwise expressly provided for herein.

16.	HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT; NON- RECOURSE.

16.1

The article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the terms “including” or “include” in this Agreement shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

16.2	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

16.3

This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflicts of law rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

16.4

This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

16.5

Notice is hereby given that no director, trustee, officer, agent or employee of an Acquiring Company or the Target Company shall have any personal liability under this Agreement, and that insofar as it relates to any Acquiring Fund or Target Fund, this Agreement is binding only upon the assets and properties of such Acquiring Fund or Target Fund, respectively.

16.6	The failure of any Target Fund or Acquiring Fund to consummate its reorganization shall not affect the consummation or validity of the reorganization with respect to any other Target Fund or Acquiring Fund, and the provisions of this Agreement shall be construed to effect this intent.

THE REST OF THIS PAGE IS INTENTIONALLY BLANK.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as set forth below.

BMO Funds, Inc.
On behalf of each Target Fund thereof identified on Exhibit A

By:	/s/ John M. Blaser
Name:	John M. Blaser
Title:	President

Columbia Funds Series Trust
On behalf of the Acquiring Fund thereof identified on Exhibit A

By:	/s/ Daniel J. Beckman
Name:	Daniel J. Beckman
Title:	President

Columbia Funds Series Trust II
On behalf of each Acquiring Fund thereof identified on Exhibit A

By:	/s/ Daniel J. Beckman
Name:	Daniel J. Beckman
Title:	President

Solely for purposes of Paragraphs 10.2, 12.2 and 15 of the Agreement

Columbia Management Investment Advisers, LLC

By:	/s/ William F. Truscott
Name:	William F. Truscott
Title:	President

Solely for purposes of Paragraphs 6.8, 10.2, 12.2 and 15 of the Agreement

BMO Asset Management Corp.

By:	/s/ Kristi L. Mitchem
Name:	Kristi L. Mitchem
Title:	Director

Solely for purposes of Paragraphs 6.8, 10.2, 12.2 and 15 of the Agreement

Bank of Montreal

By:	/s/ Joan Mohammed
Name:	Joan Mohammed
Title:

EXHIBIT A – REORGANIZATIONS

Target Company	Target Fund	Acquiring Company	Acquiring Fund
BMO Funds, Inc.	BMO Aggressive Allocation Fund	Columbia Funds Series Trust II	Columbia Capital Allocation Aggressive Portfolio
BMO Funds, Inc.	BMO Growth Allocation Fund	Columbia Funds Series Trust II	Columbia Capital Allocation Aggressive Portfolio
BMO Funds, Inc.	BMO Balanced Allocation Fund	Columbia Funds Series Trust	Columbia Capital Allocation Moderate Aggressive Portfolio
BMO Funds, Inc.	BMO Conservative Allocation Fund	Columbia Funds Series Trust II	Columbia Capital Allocation Conservative Portfolio
BMO Funds, Inc.	BMO Moderate Allocation Fund	Columbia Funds Series Trust II	Columbia Capital Allocation Moderate Portfolio

Share Class Mapping
Target Fund Share Class	Acquiring Fund Share Class
Class I	Class Advisor
Class R6	Class Institutional 3
Class Y	Class A
Class R3	Class R

SCHEDULE 2.3

Excluded Liabilities

Notwithstanding any provision of the Agreement to the contrary, in connection with the consummation of each reorganization, the Acquiring Fund will not assume the following liabilities of the Target Fund:

●

Any liabilities, costs or charges relating to fee waiver and expense reimbursement arrangements between the Target Company, on behalf of the Target Fund, and BMO AM (including any recoupment by BMO AM or its affiliates of any fees or expenses of the Target Fund previously waived or reimbursed).

●

Any liabilities or penalties resulting from the termination of contracts or other commitments of the Target Company or the Target Fund, including without limitation the contracts set forth on Schedule 8.6.

SCHEDULE 8.6

●	Investment Advisory Contract with BMO Asset Management Corp. dated October 6, 2011, as amended from time to time.

●	Distribution Agreement with Foreside Financial Services, LLC, effective as of September 30, 2021.

●	Custodian Agreement with State Street Bank and Trust Company dated September 1, 2004, as amended October 8, 2018.

●	Administrative Services Agreement with M&I Trust Company, dated January 1, 2000, as amended September 15, 2000 and June 1, 2015.

●

Shareholder Services Agreement dated July 5, 2011 with respect to Class Y shares of the BMO Aggressive Allocation Fund, BMO Growth Allocation Fund, BMO Balanced Allocation Fund, BMO Conservative Allocation Fund and BMO Moderate Allocation Fund.

●	Transfer Agency and Service Agreement with SS&C Technologies, Inc. dated June 30, 2011 as amended December 28, 2012, June 1, 2018, August 3, 2018, April 6, 2020 and May 27, 2020.

●	Fund Accounting Agreement with State Street Bank and Trust Company dated September 1, 2004, as amended March 27, 2018.

●	Amended and Restated Expense Limitation Agreement dated August 14, 2013, as amended from time to time.